Exhibit 12

                           TELEPHONE AND DATA SYSTEMS, INC.
                         RATIOS OF EARNINGS TO FIXED CHARGES
                         For the Three Months March 31, 1995
                                (Dollars In Thousands)



   EARNINGS:
           Income from Continuing Operations before
             income taxes                                             $ 42,169

             Add (Deduct):
               Minority Share of Losses                                   (558)
               Earnings on Equity Method                               (11,240)
               Distributions from Minority Subsidiaries                  1,792
               Amortization of Non-Telephone Capitalized
                 Interest                                                    7
               Minority interest in majority-owned subsidiaries
                 that have fixed charges                                 4,798
                                                                      --------
                                                                        36,968

             Add fixed charges:
               Consolidated interest expense                            12,369
               Interest Portion (1/3) of Consolidated Rent Expense       1,276
               Amortization of debt expense and discount on
                 indebtedness                                               45
                                                                      --------
                                                                      $ 50,658
                                                                      ========

   FIXED CHARGES:
           Consolidated interest expense                              $ 12,369
           Interest Portion (1/3) of Consolidated Rent Expense           1,276
           Amortization of debt expense and discount on indebtedness        45
                                                                      --------
                                                                      $ 13,690
                                                                      ========

   RATIO OF EARNINGS TO FIXED CHARGES                                     3.70
                                                                      ========

           Tax-Effected Redeemable Preferred Dividends                $    500
           Fixed Charges                                                13,690
                                                                      --------
             Fixed Charges and Redeemable Preferred Dividends         $ 14,190
                                                                      ========

   RATIO OF EARNINGS TO FIXED CHARGES
     AND REDEEMABLE PREFERRED DIVIDENDS                                   3.57
                                                                      ========

           Tax-Effected Preferred Dividends                           $  1,156
           Fixed Charges                                                13,690
                                                                      --------
             Fixed Charges and Preferred Dividends                    $ 14,846
                                                                      ========

   RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                              3.41
                                                                      ========
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